Exhibit 10.1

Amir Pelleg, Ph.D.
President , COO

March 22, 2006

Mr. Wayne R. Lorgus, MBA

1091 Barnview Lane

West Chester, PA 19382

Dear Mr. Lorgus:

This letter outlines the terms and conditions upon which Duska Scientific, Co. and Duska Therapeutics, Inc. (collectively, the “Company”) will engage you as its Chief Financial Officer (CFO).

1. Engagement. You shall be employed as CFO of the Company for the term and upon the terms and conditions set forth herein. By signing below, you accept such offer of a part-time employee. You shall perform such services for the Company as are customarily performed by a CFO of a public company, including the maintenance of the Company’s accounting books and records and the preparation and filing of required reports with the SEC (e.g., Form 10-K, etc.) in a manner consistent with the standards of the accounting profession. You will report to the President of the Company as well as the Chairman of the Audit Committee of the Company.

2. Term. The term of your engagement will begin on April 1, 2006 and shall continue until your engagement is terminated by either you or the Company for any reason upon at least 30 days written notice.

3. Commitment/Part-time Status. For the compensation provided in Sections 4 and 5, you will set aside and commit such number of hours toward attending to the affairs of the Company as the CFO that you deem necessary. The Company recognizes and agrees that, due to your part-time status, you may accept other engagement or consulting assignments concurrent with your engagement by the Company, which may include engagement as an officer of publicly-traded companies and/or engagement by other companies engaged in pharmaceutical research and development, provided that such companies are not engaged in any research or development activities in the field of adenosine 5’-triphosphate (ATP) or purinergic receptors.

4. Compensation. For the services provided hereunder, you will be paid a fee of $125/hour. Payment shall be made no less frequently than once per month or upon such other terms as may be mutually agreed to by the Company and you. You will also be eligible to receive cash bonuses in each calendar year during the term of your engagement in such amounts, if any, as shall be determined from time to time by the Board of Directors of the Company in its sole discretion. The Company will withhold and remit appropriate federal and state taxes from all cash payments made to you in accordance with applicable federal and state regulations.

TWO BALA PLAZA, SUITE 300, BALA CYNWYD, PENNSYLVANIA 19004

TEL. 610-660-6690, FAX 610-660-0966, www.DuskaScientific.com

Wayne R. Largus

March 21, 2006

5. Stock Options. Effective upon the commencement of your engagement with the Company, the Company shall grant to you options to purchase 30,000 shares of its Common Stock at an exercise price of $0.50 per share. Such options shall vest and become exercisable at the rate of 2,500 shares per month during the first 12 months term of your engagement and shall contain such additional terms and provisions as are generally included in stock option contracts issued to other Company officers. The Company will offer you additional options during the subsequent periods of your engagement, the number and price of which will be determined on the basis of your services to the Company and the market price of its share at that time.

6. Arbitration. In the event of any dispute under this Agreement, such dispute shall be resolved by binding arbitration with the American Arbitration Association in Philadelphia, Pennsylvania.

7. Confidentiality. While this Agreement is in effect and for a period of five years thereafter, you shall hold and keep secret and confidential all “trade secrets” (within the meaning of applicable law) and other confidential or proprietary information of the Company and shall use such information only in the course of performing your duties hereunder; provided, however, that with respect to trade secrets, you shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under applicable law. You shall maintain in trust all such trade secret or other confidential or proprietary information, as the Company’s property, including, but not limited to, all documents concerning the Company’s business, including your work papers, telephone directories, customer information and notes, and any and all copies thereof in your possession or under your control. Upon the expiration or earlier termination of your engagement with the Company, or upon request by the Company, you shall deliver to the Company all such documents belonging to the Company, including any and all copies in your possession or under your control.

We are delighted that you have agreed to join us and look forward to working with you to make Duska a great success.

Please indicate your acceptance of the terms and conditions herein by your signature below.

Sincerely yours,

Amir Pelleg, Ph.D.

Agreed to and Accepted this 29th day of March, 2006

/s/ Wayne R. Lorgus
Wayne R. Lorgus, MBA

TWO BALA PLAZA, SUITE 300, BALA CYNWYD, PENNSYLVANIA 19004

TEL. 610-660-6690, FAX 610-660-0966, www.DuskaScientific.com